Exhibit 10.1

Calyxt, Inc.

Performance Stock Unit award agreement

Participant: _____________________	Award: ________ Performance Stock Units
Grant Date: June 28, 2019

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date set forth above, by and between Calyxt, Inc., a Delaware corporation (the “Company”), and the participant named above (“Participant”) setting forth the terms and conditions of this Award of Performance Stock Units granted to Participant pursuant to the Calyxt, Inc. 2017 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).

1.Grant. Effective on the Grant Date, Participant has been granted the number of Performance Stock Units indicated above, subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan. Each Performance Share Unit shall represent a contingent right to receive one Share as described more fully herein, to the extent such Performance Share Unit becomes vested and settled pursuant to the terms of this Agreement in Restricted Stock. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

2.Performance Factor; Vesting; Forfeiture.

a.	As used in this Agreement, the following terms shall have the respective meanings:
i.	“Performance Factor” shall be equal to the quotient of the Performance Price divided by the Starting Price expressed as a percentage.
ii.

“Performance Price” shall mean the average of (A) the highest weighted average Fair Market Value per Share for the trading days within any thirty (30) day period within the Performance Period (the “First Measurement Price”) and (B) weighted average Fair Market Value per Share for the trading days within the thirty (30) day period ending on the last day of the Performance Period (the “Last Measurement Price”); provided that no trading day may be used more than once in the calculation of the First Measurement Price and the Last Measurement Price.

iii.

“Period Performance Factors” shall be equal to the two quotients of (A) the First Measurement Price divided by the Starting Price and (B) the Last Measurement Price divided by the Starting Price, each expressed as a percentage.

iv.	“Starting Price” shall mean $12.48.

v.	“Vesting Percentage” shall mean the percentage determined by reference to the Performance Factor referred to below:

	Performance Factor	Vesting Percentage
Minimum	At least 160.20%	50%
Target	At least 240.35%	100%
Maximum	At least 320.50%	120%

To the extent the Performance Factor is less than the Minimum Performance Factor, the Vesting Percentage shall be zero. To the extent either of the Period Performance Factors is less than the Minimum Performance Factor, the Vesting Percentage shall be zero. To the extent the Performance Factor is between Minimum Performance Factor and Target Performance Factor, the Vesting Percentage will be between 50% and 100% calculated on a linear basis. To the extent the Performance Factor is between Target Performance Factor and Maximum Performance Factor, the Vesting Percentage will be between 100% and 120% calculated on a linear basis. In no event will the Vesting Percentage exceed 120% regardless of the Performance Factor.

vi.	“Performance Period” shall mean the period from the Grant Date to the three (3) year anniversary of the Grant Date.
vii.	“Settlement Date” means the last day of the Performance Period.
b.

On the Settlement Date, the Performance Stock Units will vest and the Company will issue Participant in settlement of the vested Performance Stock Units such number of Shares of Restricted Stock equal to the number of Performance Stock Units covered by this Award multiplied by the Vesting Percentage, rounded down to the nearest whole Share, which Restricted Stock shall be subject to the Restrictions during the Restricted Period as provided in Section 6. The value of any fractional Share shall be paid to Participant in cash equal to the Fair Market Value of such fractional Share on the Settlement Date. No Restricted Stock will be issued to Participant prior to the Settlement Date and only then to the extent the Performance Stock Units are vested in accordance with this Section 2(b).

c.

If the Vesting Percentage shall be zero, the Performance Stock Units shall be forfeited to the Company without payment of any consideration therefor as of the Settlement Date and Participant’s rights under this Agreement will terminate effective as of the Settlement Date. If Participant’s Continuous Service Status terminates for any reason during the Performance Period, all Performance Stock Units shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination and Participant’s rights under this Agreement will terminate effective as of the date of such termination.

3.No Rights As Stockholder in Performance Stock Units. Until Restricted Stock is issued in settlement of the Performance Stock Units on the Settlement Date, Participant will not be deemed for any purpose to be, or have rights as, a Company stockholder, including no right to vote or receive dividends with respect to Shares issuable upon settlement of the Performance Stock Units.

4.Settlement into Restricted Stock. Participant shall be deemed to be the record owner of the Restricted Stock on the Settlement Date. Certificates evidencing the Restricted Stock shall be deposited with the Company to be held in escrow until such Shares are released to Participant or forfeited in accordance with this Agreement. If any Restricted Stock is forfeited, the Company shall direct the Company’s transfer agent and registrar for the Shares to make the appropriate entries in its records showing the cancellation of the certificate for such Restricted Stock and the Shares represented thereby shall have the status as authorized but unissued Common Stock.

5.Restricted Stock. During the period from the Settlement Date and until the two (2) year anniversary of the Settlement Date (the “Restricted Period”) and subject to earlier termination of the Restricted Period or forfeiture of the Restricted Stock as provided herein, the Restricted Stock, and all rights with respect to the Restricted Stock, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect and shall be subject to the risk of forfeiture contained in Section 6 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but Participant shall have all other rights of a stockholder of the Company with respect to the Restricted Stock, including, but not limited to, the right to vote and receive dividends on the Restricted Stock.

6.Forfeiture of Restricted Stock; Lapse of Restrictions. If Participant’s Continuous Service Status terminates for any reason during the Restricted Period, except as provided in Section 8, all Restricted Stock shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination and Participant’s rights under this Agreement will terminate effective as of the date of such termination. Upon lapse of the Restrictions following the Restricted Period, the Company shall, as soon as practicable thereafter, deliver to Participant a certificate for the Shares with respect to which the Restrictions have lapsed or direct the Company’s transfer agent and registrar to credit Participant’s book entry account with such number of Shares; provided that Participant shall be deemed to be the record owner of the Shares on date the Restrictions lapse.

7.No Transferability of Performance Stock Units; Effect of Death. The Performance Stock Units and all rights with respect to the Performance Stock Units shall not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Any distribution or delivery required to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.Triggering Event. If a Triggering Event occurs at any time during the Performance Period, (a) the vesting of the Performance Stock Units shall not accelerate notwithstanding anything to the contrary in the Plan or any agreement with Participant; (b) the Performance Period will be deemed to have been terminated immediately before the Triggering Event; (c) if Participant’s Continuous Service Status is terminated on the date of the Triggering Event or at any time within the two (2) years following the date of the Triggering Event either (i) by the Company for Without Cause or (ii) by Participant for Good Reason, then the Company will pay Participant an amount in cash equal to the Vesting Percentage (as provided in this Section 8) multiplied by the Performance Stock Units covered by this Award within thirty (30) days following Participant’s termination of Continuous Service Status (subject to delay to the extent required in Section 26 of the Plan or Section 9 of this Agreement); provided that for the purposes of calculating the foregoing cash amount, the Vesting Percentage shall be determined based upon a Performance Factor using a Performance Price equal to the highest per Share price offered to stockholders of the Company in the transaction constituting such Triggering Event and provided further that if the resulting Performance Factor that is less than the Minimum Performance Factor, the Vesting Percentage shall be zero and the Performance Stock Units and any rights under this Agreement, including under this Section 8, shall be terminated as of the date of such Triggering Event without payment of any consideration therefor; and (d) the Performance Stock Units shall not be settled in Shares and all rights of Participant under this Agreement and to Shares shall terminate as of date of the Triggering Event and the sole payment shall be cash. Notwithstanding any other provision of this Agreement, if a Triggering Event occurs at any time following the Performance Period but during the Restricted Period, the Restricted Stock issued in accordance with Section 2(b) will fully (100%) vest and the Restrictions shall lapse on the Restricted Stock to the extent such Restrictions have not already lapsed pursuant to Section 6 such that the Restricted Stock will no longer be subject to the restrictions of, and risk of forfeiture under, this Agreement.  [Insert in CEO Awards: For the purposes of this Section 8, the terms “Without Cause” and “Good Reason” have the respective meanings ascribed to them in the offer letter agreement with Participant dated September 17, 2018, as modified by Section 15(i) of this Agreement.] [Insert in Other Awards: For the purposes of this Section 8, the term “Without Cause” has the meaning ascribed to it in the offer letter agreement with Participant dated [_______] and the term “Good Reason” has the meaning ascribed to it in Exhibit A, as modified by Section 15(i) of this Agreement.]  As a condition to receipt of any amounts under this Section 8, Participant must execute a general release of claims in favor of the Company, its Affiliates and Subsidiaries, successors and permitted assigns, and their respective officers and directors in a form provided by the Company within five (5) business days of termination of Continuous Service Status. If Participant does not execute the release within the time period set forth in the release (the “Release Execution Period”), Participant will be deemed to have waived any right to payment under this Section 8. If the Release Execution Period begins in one taxable year and ends in another taxable year, payment will not be made until the beginning of the second taxable year.

9.Administration and Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed, administered and interpreted in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments and settlements provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay provided due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Participant in connection with termination of Continuous Service Status is determined to constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code and Participant is determined to be a “specified employee” at that time as defined in Section 409A of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the “Specified Employee Payment Date”) or, if earlier, on Participant’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date (and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Participant’s separation from service occurs) shall be paid to Participant in lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

10.No Right to Continued Service. The grant of this Award shall not be construed as conferring upon Participant any right to continue his or her employment with the Company for any period of time, nor does it interfere in any way with Participant’s right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

11.Not Salary, Pensionable Earnings or Base Pay. Participant acknowledges that this Agreement shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose, without the Company’s consent.

12.Forfeiture Upon Breach of Certain Other Agreements. Participant’s breach of any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions or other intellectual property agreement that Participant may be a party to with the Company or any Affiliate, in addition to whatever other equitable relief or monetary damages that the Company or any Affiliate may be entitled to, shall result in automatic rescission, forfeiture, cancellation or return of the Performance Stock Units, the Restricted Stock or any Shares (whether or not vested) held by Participant.

13.Recoupment/Clawback. This Award and this Agreement may be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement, as it may be established or amended from time to time.

14.Effect of Agreement. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of this Agreement), and hereby accepts this Award and agrees to be bound by its contractual terms as set forth herein and in the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to this Award and this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

15.Miscellaneous.

a.

Governing Law; Waiver of Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE PLAN.

b.

Participant Undertaking; Acceptance. Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either Participant or this Award pursuant to this Agreement. Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning this Award and Participant’s rights and obligations with respect thereto are set forth in the Plan. Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

c.

Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal, one selected by the Company, one selected by Participant, and the third selected by the first two. Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

d.

Entire Agreement; Enforcement of Rights. This Agreement and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges and supersedes all prior and contemporaneous discussions, arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

e.

Amendment; Waiver. Except as contemplated under the Plan, no modification of or amendment to this Agreement that has a material adverse effect on Participant, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement; provided that the Company may amend or modify this Agreement without Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party, provided that no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

f.

Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement and a substantially similar provision shall be inserted that as closely as possible reflects the intent of the parties shall be substituted in place of such unenforceable provision, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

g.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice:

If to the Company: Calyxt, Inc. 2800 Mount Ridge Road Roseville, MN 55113-1127 Attention: Chair of Compensation Committee Email: upon request	If to Participant: At Participant’s most recent address in the Company’s records.

h.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
i.

Successors and Assigns; No Third-Party Beneficiaries. The Company may not assign its rights or obligations under this Agreement without the prior written consent of Participant except to a successor of the Company. The rights and obligations of Participant under this Agreement may not be assigned without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of (a) Participant, Participant’s executors, administrators and heirs and (b) the Company and the successors and permitted assigns of the Company. The failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the Agreement shall be “Good Reason” for the purposes of Section 8. Except as provided in this Section 15(i), nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16.Data Privacy Notice and Consent. By participating in the Plan, Participant consents to the holding and processing of personal information provided by Participant to the Company or any subsidiary, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

a.	administering and maintaining Participant records, a dissolution or liquidation of the Company;
b.	providing information to the Company, Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;
c.	providing information to future purchasers or merger partners of the Company or any Subsidiary, or the business in which Participant works; and
d.	transferring information about Participant to any country or territory that may not provide the same protection for the information as Participant’s home country.

17.Tax Withholding. As a condition precedent for the delivery by the Company of Shares in settlement of the Performance Stock Units or upon lapse of Restrictions on the Restricted Stock, or any other amount or benefit provided under this Agreement, and as further set forth in Section 15 of the Plan, Participant agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the grant, vesting or settlement of the Performance Stock Units or the grant, vesting or lapse of Restrictions on the Restricted Stock, dividend distribution thereon, whether by withholding, direct payment to the Company, or by surrendering Shares (either directly or by stock attestation) that Participant previously acquired. Regardless of any action the Company takes with respect to any or all income tax, social security, payroll tax, or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld. Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting, settlement of the Performance Stock Units, the issuance of Shares upon lapse of Restrictions on the Restricted Stock, or any other amount or benefit provided under this Agreement and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. In the event Participant fails to make adequate provision for applicable tax withholding obligations (or where the amount of money provided is insufficient to satisfy the applicable obligations), Participant authorizes the Company, in its discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) withholding from Participant’s wages or other cash compensation paid to Participant, (ii) retaining Shares issuable to Participant upon lapse of Restrictions on the Restricted Stock, or (iii) a combination of the foregoing. Notwithstanding the foregoing, in no event shall payment of Tax-Related Items be made by delivery or retention of Shares exceeding the amount necessary to satisfy the Tax-Related Items at the maximum statutory withholding rates.

18.Blackout Periods. Participant acknowledges that, to the extent the vesting or settlement of any Performance Stock Units occur during a “blackout” period wherein certain employees, including Participant, are precluded from selling Shares, the Administrator retains the right, in its sole discretion, to defer the delivery of the Shares (including Restricted Stock) pursuant to the Performance Stock Units; provided, however, that the Administrator will not exercise its right to defer Participant’s receipt of such Shares if such Shares are specifically covered by a trading plan of Participant that conforms to the requirements of Rule 10b5-1 of the Exchange Act and the Company’s policies and procedures with respect to Rule 10b5-1 trading plans and such trading plan causes such shares to be exempt from any applicable blackout period then in effect. In the event the receipt of any Shares is deferred hereunder due to the existence of a regularly scheduled blackout period, such Shares will be issued to Participant on the first business day following the termination of such regularly scheduled blackout period; provided, however, that in no event will the issuance of such Shares be deferred subsequent to March 15th of the year following the year in which the Performance Stock Units are vested and settled. In the event the receipt of any Shares is deferred hereunder due to the existence of a special blackout period, such Shares will be issued to Participant on the first business day following the termination of such special blackout period as determined by the Company’s General Counsel or his or her delegatee; provided, however, that in no event will the issuance of such Shares be deferred subsequent to March 15th of the year following the year in which such Shares vest. Notwithstanding the foregoing, any deferred Shares will be issued promptly to Participant prior to the termination of the blackout period in the event Participant ceases to be subject to the blackout period. Participant hereby represents that he or she accepts the effect of any such deferral on Participant’s liability for Tax-Related Items or otherwise.

IN WITNESS WHEREOF, the Company has executed and delivered this Agreement as of the Grant Date.

CALYXT, INC.

By:

Its:

[Insert in Other Awards: EXHIBIT A

“Good Reason” means:

The Company takes any of the following actions without Participant’s consent: (a) a material and adverse change in job title or a material diminution in authority, job duties or responsibilities; (b) a reduction in base salary or a material reduction in employment benefits; or (c) assignment to any work location more than fifty (50) miles from the Company’s headquarters as of the Grant Date.

The Company and Participant agree that “Good Reason” shall not exist unless and until Participant provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Participant’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. Participant must terminate Participant’s employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.]

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